Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

Conifer Holdings Reports 2021 Third Quarter Financial Results

Company to Host Conference Call at 8:30 AM ET on Thursday, November 11, 2021

Birmingham, MI, November 10, 2021 - Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial Highlights (compared to the prior year period)

•	Gross written premium increased 12.9% to $33.7 million
•	Commercial Lines gross written premium increased 9.3% to $29.8 million
•	Personal Lines gross written premium increased 51.5% to $3.9 million
•	Net loss of $1.2 million, or $0.12 per share, based on 9.7 million average shares outstanding
•	Book value per share of $4.34 as of September 30, 2021

James Petcoff, Chairman and CEO, commented, “We were pleased to report top line growth in the quarter with premiums increasing roughly 13% for the period. Our gross written premiums have improved by double-digit percentages for several quarters, which will help drive greater economies of scale going forward.  And, while we reported additional development from prior years, our change in business mix has gained traction, as we implement steady rate increases across our book. For the remainder of 2021, our focus will continue to be on generating profitable premium growth while continuing to refine our business mix in our core specialty markets.”

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2021 Third Quarter Financial Results Overview

At and for the Three Months Ended September 30,			At and for the Nine Months Ended September 30,		
	2021	2020	% Change	2021	2020	% Change
	(dollars in thousands, except share and per share amounts)					
Gross written premiums	$ 33,704	$ 29,841	12.9%	$ 99,058	$ 82,470	20.1%
Net written premiums	26,069	25,043	4.1%	79,084	69,159	14.4%
Net earned premiums	24,941	22,227	12.2%	72,614	66,002	10.0%
Net investment income	514	776	-33.8%	1,549	2,593	-40.3%
Net realized investment gains	(101)	3,316	**	3,883	4,489	**
Change in fair value of equity investments	(2,169)	(356)	**	(3,234)	(1,866)	
Other gains	2,778	-	**	11,688	260	**
Net income (loss)	(1,209)	541	**	(293)	(2,679)	**
Net income (loss) per share, diluted	$ (0.12)	$ 0.06		$ (0.03)	$ (0.28)	
Adjusted operating income (loss)*	(1,717)	(2,419)	**	(12,630)	(5,562)	**
Adjusted operating income (loss) per share, diluted*	$ (0.18)	$ (0.24)	**	$ (1.30)	$ (0.58)	**
Book value per common share outstanding	$ 4.34	$ 4.40		$ 4.34	$ 4.40	
Weighted average shares outstanding, basic and diluted	9,692,150	9,630,600		9,686,874	9,606,436	
Underwriting ratios:						
Loss ratio (1)	64.6%	65.2%		73.3%	61.5%	
Expense ratio (2)	42.3%	45.5%		42.7%	46.2%	
Combined ratio (3)	106.9%	110.7%		116.0%	107.7%	

* The "Definitions of Non-GAAP Measures" section of this release defines and reconciles data that are not based on generally accepted accounting principles.

** Percentage is not meaningful

(1) The loss ratio is the ratio, expressed as a percentage, of net losses and loss adjustment expenses to net earned premiums and other income from underwriting operations.

(2) The expense ratio is the ratio, expressed as a percentage, of policy acquisition costs and other underwriting expenses to net earned premiums and other income from underwriting operations.

(3) The combined ratio is the sum of the loss ratio and the expense ratio. A combined ratio under 100% indicates an underwriting profit. A combined ratio over 100% indicates an underwriting loss.

2021 Third Quarter Premiums

Gross Written Premiums

Gross written premiums increased 12.9% in the third quarter of 2021 to $33.7 million, compared to $29.8 million in the prior year period. The increase was the result of growth in both Commercial and Personal Lines business as general economic and business conditions began to improve following pandemic-related softness.

Net Earned Premiums

Net earned premiums increased 12.2% to $24.9 million for the third quarter of 2021, compared to $22.2 million for the prior year period. The Company expects net earned premiums to increase throughout 2021 as gross written premium growth over the past several quarters continues to be earned ratably through the year.

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Commercial Lines Financial and Operational Review

The Company’s commercial lines of business, representing 88.6% of total gross written premium in the third quarter of 2021, primarily consists of property and liability coverage offered to owner-operated small- to mid-sized businesses.

Commercial lines gross written premium increased 9.3% in the third quarter of 2021 to $29.8 million, as the Company continues to emphasize growth of its specialty lines business.

The Commercial lines combined ratio was 109.4% for the three months ended September 30, 2021, compared to 114.2% in the prior year period.  The loss ratio was 66.7% for the three months ended September 30, 2021, compared with 68.8% in the prior year period while the expense ratio was 42.7% in the current year period, compared with 45.4% during the prior year period.

Commercial lines accident year combined ratio was 94.2% for the quarter.

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Personal Lines Financial and Operational Review

Personal lines, representing 11.4% of total gross written premium for the third quarter of 2021, consists largely of low-value dwelling homeowner’s insurance.

Personal lines gross written premium increased 51.5% to $3.9 million in the third quarter of 2021 compared to the prior year period, led by growth in the Company’s low-value dwelling line of business in Texas.

Personal lines combined ratio was 88.0% for the three months ended September 30, 2021, compared to 68.1% in the prior year period. Personal lines loss ratio was 48.8%, compared to 21.3% in the prior year period.

The personal lines accident year combined ratio was 78.3% for the quarter.

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Combined Ratio Analysis

Combined Ratio

The Company's combined ratio was 106.9% for the quarter ended September 30, 2021, compared to 110.7% for the same period in 2020. The Company’s accident year combined ratio for the quarter ended September 30, 2021 was 92.3%, compared to 89.7% in the prior year period.

Loss Ratio:

The Company’s losses and loss adjustment expenses were $16.2 million for the three months ended September 30, 2021, compared to $14.6 million in the prior year period. This resulted in a loss ratio of 64.6%, compared to 65.2% in the prior year period.

Expense Ratio:

The expense ratio was 42.3% for the third quarter of 2021, compared to 45.5% in the prior year period.

Net Investment Income

Net investment income was $514,000 during the quarter ended September 30, 2021, compared to $776,000 in the prior year period.

Net Realized Investment (Losses) Gains

Net realized investment losses during the third quarter were $101,000, compared to net realized investment gains of $3.3 million in the prior year period.

Change in Fair Value of Equity Securities

During the quarter, the Company reported a loss from the change in fair value of equity investments of $2.2 million, compared to a loss of $356,000 in the prior year period.

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Net Income (Loss)

In the third quarter of 2021, the Company reported a net loss of $1.2 million, or $0.12 per share, compared to net income of $0.5 million, or $0.06 per share, in the prior year period.

Adjusted Operating Income (Loss)

In the third quarter of 2021, the Company reported an adjusted operating loss of $1.7 million, or $0.18 per share, compared to an adjusted operating loss of $2.4 million, or $0.24 per share, for the same period in 2020. The Company excluded $2.8 million in other gains from the adjusted operating loss in the third quarter of 2021, related to the forgiveness of the Paycheck Protection Program (PPP) loan. The Company also excluded a $2.2 million loss from the change in fair value of equity investments from the adjusted operating loss in the third quarter of 2021. See Definitions of Non-GAAP Measures.

Earnings Conference Call with Accompanying Slide Presentation

The Company will hold a conference call/webcast on Thursday, November 11, 2021 at 8:30 a.m. ET to discuss results for the third quarter ended September 30, 2021.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Webcast:On the Event Calendar at IR.CNFRH.com

Conference Call:844-868-8843 (domestic) or 412-317-6589 (international)

The webcast will be archived on the Conifer Holdings website and available for replay for at least one year.

About the Company

Conifer Holdings, Inc. is an insurance holding company, offering customized coverage solutions tailored to the needs of our specialty insureds.  Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.   Additional information is available on the Company’s website at www.CNFRH.com.

Definitions of Non-GAAP Measures

Conifer prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

We believe that investors’ understanding of Conifer’s performance is enhanced by our disclosure of adjusted operating income. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We define adjusted operating income

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(loss), a non-GAAP measure, as net income (loss) excluding after-tax net realized investment gains and losses, excluding the tax effect of changes in unrealized gains and losses, excluding the after-tax change in fair value of equity securities. We use adjusted operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance.

Reconciliations of adjusted operating income and adjusted operating income per share:

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 11, 2021 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.

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